Exhibit 99.1

1.             On July 15, 2024, Diameter Credit Company, a Delaware statutory trust (the “Issuer”), issued a capital call notice to certain investors that have committed to purchase shares of common shares of beneficial interest of the Issuer (“Common Shares”). Pursuant to such capital call notice, AP DLF Offshore Investor, L.P. (“Offshore Investor”) was obligated to make a capital contribution of $10,000,000.00 on July 29, 2024, and the Issuer issued 383,996.71 Common Shares to Offshore Investor on such date.

2.             Offshore Investor holds securities of the Issuer. Apollo Principal Holdings VI, L.P. (“Principal Holdings VI”) serves as the general partner of Offshore Investor. The general partner of Principal Holdings VI is Apollo Principal Holdings VI GP, LLC (“Principal Holdings VI GP”). APO Corp. is the sole member of Principal Holdings VI GP.

Principal Holdings VI, Principal Holdings VI GP, and APO Corp. each disclaim beneficial ownership of all common shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The principal office of each of Offshore Investor and Principal Holdings VI is 9 West 57th Street, 41st Floor, New York, New York 10019. The principal office of each of Principal Holdings VI GP and APO Corp. is 100 West Putnam Avenue, Greenwich, Connecticut 06830.